250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Increased Quarterly Earnings, Continued Strong Asset Quality Ratios

•	Second-quarter diluted earnings per share increased 7.1% over the 2013 quarter.

•	Second-quarter net interest income on a tax-equivalent basis rose $1.5 million or 10.3%.

•	Continued growth in insurance commission income and income from fiduciary activities.

•	Record high at quarter-end for total loans; rose $139.4 million or 11.6% from June 30, 2013.

GLENS FALLS, N.Y. (July 21, 2014) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and six-month periods ended June 30, 2014. Net income for the second quarter of 2014 was $5.52 million, an increase of $317 thousand, or 6.1%, from net income of $5.21 million for the second quarter of 2013. Diluted earnings per share (EPS) for the quarter was $0.45, a 7.1% increase from the comparable 2013 quarter, when diluted EPS was $0.42. Return on average assets for the 2014 second quarter was 1.01%, and return on average equity for the 2014 second quarter was 11.28%. Net income for the first six months of 2014 was $10.8 million, an increase of $456 thousand, or 4.4%, from net income of $10.4 million for the first six months of 2013. Diluted EPS for the six-month period was $0.88, a 3.5% increase from the comparable 2013 period, when diluted EPS was $0.85.

Our regional footprint continued to expand in the second-quarter with the opening of a new full-service Saratoga National Bank and Trust Company banking branch in Colonie, New York -- the Bank's first location in Albany County. Also in the second quarter, both Arrow banking subsidiaries expanded their mobile banking services with the addition of mobile check deposit, which has been well-received by customers.

Arrow President and CEO Thomas J. Murphy stated, "Arrow ended the quarter with strong results, including increased earnings per share, net income and net interest margin. In addition, we delivered solid ratios for return on average assets and return on average equity, record highs in several key balance sheet categories, and continued excellent asset quality and strong capital."

The following list expands on the highlights of our second-quarter results:

Net Interest Income and Margin: In the second quarter of 2014, on a tax-equivalent basis, our net interest income increased $1.5 million, or 10.3%, compared to the second quarter of 2013, while our tax-equivalent net interest margin increased by 18 basis points from 2.99% in the second quarter of 2013 to 3.17% for the second quarter of 2014. This principally reflected the impact of an increased level of average loans outstanding between the periods.

Insurance Agency Operations: Insurance commission income rose from $2.2 million for the second quarter of 2013 to $2.3 million for the second quarter of 2014, an increase of $117 thousand, or 5.4%. This improvement was primarily attributable to an increase in the annual contingent commission income received from certain insurance carriers.

Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at June 30, 2014 were a record $1.215 billion, an increase of $141.3 million, or 13.2%, from the June 30, 2013 balance of $1.074 billion. The growth in balances was generally attributable to a significant rise in the equity markets between the periods and the addition of new accounts. Income from fiduciary activities increased by $447 thousand, or 13.4%, from $3.3 million for the first six months of 2013, to $3.8 million for the six months of 2014.

Balance Sheet Changes: Total assets at June 30, 2014 reached $2.153 billion, an increase of $69.9 million, or 3.4%, from the $2.083 billion balance at June 30, 2013, although a slight decline of 0.5% from total assets of $2.164 billion at December 31, 2013. Our loan portfolio also rose to a record high of $1.3 billion, up $139.4 million, or 11.6%, from the June 30, 2013 level, and an increase of $77.7 million, or 6.1%, from the level at December 31, 2013. All major categories within our loan portfolio grew during the second quarter of 2014.

During the first six months of 2014, we originated approximately $55 million of residential real estate loans, a decrease of 11.6% from approximately $62 million of residential real estate loans originated in the comparable period for 2013. Over the preceding 12 months, our management strategy shifted from selling most of our originations into the secondary market to retaining most of them. As a result, the outstanding balance of our residential real estate loan portfolio at June 30, 2014 was higher than the outstanding balance at both June 30, 2013 and December 31, 2013. Since we elected to retain most mortgage originations, our gain on the sale of residential real estate loan originations in the second quarter of 2014 was significantly less than our gain on the sale of such originations in the comparable 2013 quarter.

Asset Quality: Asset quality remained strong at June 30, 2014, as measured by our low level of nonperforming assets and the low level of net charge-offs. Nonperforming assets of $8.3 million at June 30, 2014, represented only 0.38% of period-end assets, an increase of one basis point from our 0.37% ratio as of December 31, 2013. Net loan losses for the second quarter of 2014, expressed as an annualized percentage of average loans outstanding, were just 0.03% and only .06% for the six month period ended June 30, 2014. All of our asset quality ratios continue to be significantly better than recently reported industry-wide averages.

Our allowance for loan losses was $15.0 million at June 30, 2014, which represented 1.12% of loans outstanding, ten basis points below our ratio one year earlier and two basis points below our ratio at December 31, 2013.

Capital: Total stockholders’ equity was a record $197.6 million at period-end, an increase of $20.0 million, or 11.3%, above the June 30, 2013, amount. Arrow's capital ratios remain strong, as reflected by a Tier 1 leverage ratio of 9.39% at second quarter-end, up from 9.19% a year ago. Arrow's total risk-based capital ratio was 15.57%, down from 15.96% a year ago. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 billion to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the three-month period ended March 31, 2014, in which our return on average equity (ROE) was 10.96%, as compared to 7.85% for our peer group. Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.51% as of March 31, 2014, as compared to 1.40% for our peer group. Our annualized ratio of net loan losses for the quarter ending March 31, 2014 was 0.08%, well below the peer result of 0.14%.

Cash and Stock Dividends: We distributed a cash dividend of $.25 per share to stockholders in the second quarter of 2014. The cash dividend was 2% higher than the cash dividend paid in the second quarter of 2013, adjusted for our 2% stock dividend in September 2013. This quarter's cash dividend, based on our $25.94 closing stock price at June 30, 2014, represented an annualized yield of 3.86%.

Industry Recognition: Arrow was recently included on the ABA Banking Journal's annual list of "top-performing midsize banks," ranking 33rd out of the top 100 public banks and thrifts with $1 billion to $10 billion in assets based on 2013 return on average equity. In addition, Arrow's banking subsidiaries were again recognized as a 5-Star Superior bank by BauerFinancial, Inc., a national bank rating and research firm, based on March 31, 2014 financial data. Glens Falls National Bank and Trust Company has earned this designation for the past 29 consecutive quarters; Saratoga National Bank has earned it the past 21 quarters.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,202	$12,650	$25,976	$25,433
Interest on Deposits at Banks	16	19	29	46
Interest and Dividends on Investment Securities:
Fully Taxable	2,041	1,639	4,049	3,435
Exempt from Federal Taxes	1,436	1,501	2,907	2,891
Total Interest and Dividend Income	16,695	15,809	32,961	31,805
INTEREST EXPENSE
NOW Accounts	495	786	959	1,564
Savings Deposits	226	277	445	545
Time Deposits of $100,000 or More	201	305	431	624
Other Time Deposits	359	505	750	1,059
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	6	9	9
Federal Home Loan Bank Advances	127	199	272	372
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	142	145	283	289
Total Interest Expense	1,555	2,223	3,149	4,462
NET INTEREST INCOME	15,140	13,586	29,812	27,343
Provision for Loan Losses	505	100	963	200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,635	13,486	28,849	27,143
NONINTEREST INCOME
Income From Fiduciary Activities	1,906	1,758	3,779	3,332
Fees for Other Services to Customers	2,377	2,371	4,571	4,653
Insurance Commissions	2,293	2,176	4,737	4,204
Net (Loss) Gain on Securities Transactions	(27)	13	(27)	540
Net Gain on Sales of Loans	166	498	289	1,105
Other Operating Income	304	255	556	411
Total Noninterest Income	7,019	7,071	13,905	14,245
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,880	7,637	15,522	15,258
Occupancy Expenses, Net	2,316	2,119	4,657	4,395
FDIC Assessments	282	267	555	531
Other Operating Expense	3,259	3,251	6,469	6,501
Total Noninterest Expense	13,737	13,274	27,203	26,685
INCOME BEFORE PROVISION FOR INCOME TAXES	7,917	7,283	15,551	14,703
Provision for Income Taxes	2,393	2,076	4,707	4,315
NET INCOME	$5,524	$5,207	$10,844	$10,388
Average Shares Outstanding [1]:
Basic	12,348	12,261	12,351	12,267
Diluted	12,369	12,279	12,373	12,285
Per Common Share:
Basic Earnings	$0.45	$0.42	$0.88	$0.85
Diluted Earnings	0.45	0.42	0.88	0.85
[1] Share and per share data have been restated for the September 27, 2013, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2014	December 31, 2013	June 30, 2013
ASSETS
Cash and Due From Banks	$35,351	$37,275	$32,706
Interest-Bearing Deposits at Banks	16,459	12,705	11,894
Investment Securities:
Available-for-Sale	366,848	457,606	501,574
Held-to-Maturity (Approximate Fair Value of $304,259 at June 30, 2014; $302,305 at December 31, 2013; and $252,691 at June 30, 2013)	297,437	299,261	248,914
Other Investments	4,583	6,281	6,136
Loans	1,344,124	1,266,472	1,204,734
Allowance for Loan Losses	(15,036)	(14,434)	(14,678)
Net Loans	1,329,088	1,252,038	1,190,056
Premises and Equipment, Net	28,465	29,154	29,301
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	3,865	4,140	4,384
Other Assets	48,952	43,235	36,201
Total Assets	$2,153,051	$2,163,698	$2,083,169
LIABILITIES
Noninterest-Bearing Deposits	$286,735	$278,958	$261,910
NOW Accounts	820,589	817,366	754,371
Savings Deposits	523,626	498,779	494,586
Time Deposits of $100,000 or More	70,600	78,928	87,369
Other Time Deposits	159,116	168,299	181,669
Total Deposits	1,860,666	1,842,330	1,779,905
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	16,896	11,777	14,738
Federal Home Loan Bank Overnight Advances	24,000	53,000	40,000
Federal Home Loan Bank Term Advances	10,000	20,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	23,873	24,437	20,919
Total Liabilities	1,955,435	1,971,544	1,905,562
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized		—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,744,486 Shares Issued at June 30, 2014, and December 31, 2013; and 16,416,163 Shares Issued at March 31, 2013)	16,744	16,744	16,416
Additional Paid-in Capital	230,131	229,290	219,772
Retained Earnings	32,132	27,457	30,625
Unallocated ESOP Shares (74,845 Shares at June 30, 2014; 87,641 Shares at December 31, 2013; and 95,172 Shares at June 30, 2013)	(1,550)	(1,800)	(1,900)
Accumulated Other Comprehensive Loss	(3,489)	(4,373)	(11,739)
Treasury Stock, at Cost (4,319,587 Shares at June 30, 2014; 4,296,723 Shares at December 31, 2013; and 4,277,680 Shares at June 30, 2013)	(76,352)	(75,164)	(75,567)
Total Stockholders’ Equity	197,616	192,154	177,607
Total Liabilities and Stockholders’ Equity	$2,153,051	$2,163,698	$2,083,169

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Net Income	$5,524	$5,320	$5,784	$5,623	$5,207
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	(16)	—	—	—	8
Net Gain on Sales of Loans	100	74	114	100	301
Share and Per Share Data:[1]
Period End Shares Outstanding	12,350	12,350	12,360	12,329	12,284
Basic Average Shares Outstanding	12,348	12,354	12,339	12,308	12,261
Diluted Average Shares Outstanding	12,369	12,378	12,387	12,344	12,279
Basic Earnings Per Share	$0.45	$0.43	$0.47	$0.46	$0.42
Diluted Earnings Per Share	0.45	0.43	0.47	0.46	0.42
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	22,486	17,184	46,853	14,096	26,632
Investment Securities	712,088	755,008	762,768	744,928	771,018
Loans	1,328,639	1,284,649	1,254,957	1,224,840	1,185,041
Deposits	1,900,399	1,887,589	1,904,922	1,800,181	1,801,346
Other Borrowed Funds	60,900	68,375	62,038	92,073	94,596
Shareholders’ Equity	196,478	194,127	184,506	179,634	178,867
Total Assets	2,183,611	2,176,038	2,176,264	2,095,017	2,099,138
Return on Average Assets	1.01%	0.99%	1.05%	1.06%	0.99%
Return on Average Equity	11.28%	11.11%	12.44%	12.42%	11.68%
Return on Tangible Equity[2]	12.99%	12.84%	14.50%	14.55%	13.70%
Average Earning Assets	$2,063,213	$2,056,841	$2,064,578	$1,983,864	$1,982,691
Average Paying Liabilities	1,680,149	1,678,080	1,686,993	1,614,873	1,641,300
Interest Income, Tax-Equivalent	17,837	17,439	17,633	17,032	16,989
Interest Expense	1,555	1,594	1,713	1,747	2,223
Net Interest Income, Tax-Equivalent	16,282	15,845	15,920	15,285	14,766
Tax-Equivalent Adjustment	1,142	1,173	1,174	1,158	1,180
Net Interest Margin [3]	3.17%	3.12%	3.06%	3.06%	2.99%
Efficiency Ratio Calculation:
Noninterest Expense	$13,737	$13,466	$13,385	$13,133	$13,274
Less: Intangible Asset Amortization	(94)	(106)	(108)	(108)	(112)
Net Noninterest Expense	$13,643	$13,360	$13,277	$13,025	$13,162
Net Interest Income, Tax-Equivalent	$16,282	$15,845	$15,920	$15,285	$14,766
Noninterest Income	7,019	6,886	6,877	6,939	7,071
Less: Net Securities (Gain) Loss	27	—	—	—	(13)
Net Gross Income	$23,328	$22,731	$22,797	$22,224	$21,824
Efficiency Ratio	58.48%	58.77%	58.24%	58.61%	60.31%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$197,616	$194,491	$192,154	$182,683	$177,607
Book Value per Share	16.00	15.75	15.55	14.82	14.46
Intangible Assets	25,868	25,999	26,143	26,273	26,387
Tangible Book Value per Share [2]	13.91	13.64	13.43	12.69	12.31
Capital Ratios:
Tier 1 Leverage Ratio	9.39%	9.30%	9.19%	9.37%	9.19%
Tier 1 Risk-Based Capital Ratio	14.49%	14.55%	14.70%	14.59%	14.82%
Total Risk-Based Capital Ratio	15.57%	15.62%	15.77%	15.69%	15.96%
Assets Under Trust Administration and Investment Management	$1,214,841	$1,182,661	$1,174,891	$1,111,085	$1,073,523

1Share and Per Share Data have been restated for the September 27, 2013, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	6/30/2014	12/31/2013	6/30/2013
Loan Portfolio
Commercial Loans	$93,890	$87,893	$87,549
Commercial Construction Loans	29,702	27,815	30,980
Commercial Real Estate Loans	309,646	288,119	259,799
Other Consumer Loans	7,863	7,649	7,456
Consumer Automobile Loans	409,301	394,204	375,060
Residential Real Estate Loans	493,722	460,792	443,890
Total Loans	$1,344,124	$1,266,472	$1,204,734
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$14,636	$14,584	$14,603
Loans Charged-off	168	246	92
Less Recoveries of Loans Previously Charged-off	63	96	67
Net Loans Charged-off	105	150	25
Provision for Loan Losses	505	—	100
Allowance for Loan Losses, End of Quarter	$15,036	$14,434	$14,678
Nonperforming Assets
Nonaccrual Loans	$6,185	$6,479	$5,591
Loans Past Due 90 or More Days and Accruing	1,325	652	760
Loans Restructured and in Compliance with Modified Terms	398	641	461
Total Nonperforming Loans	7,908	7,772	6,812
Repossessed Assets	40	63	34
Other Real Estate Owned	326	81	1,141
Total Nonperforming Assets	$8,274	$7,916	$7,987
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.03%	0.05%	0.01%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.15%	—%	0.03%
Allowance for Loan Losses to Period-End Loans	1.12%	1.14%	1.22%
Allowance for Loan Losses to Period-End Nonperforming Loans	190.14%	185.71%	215.47%
Nonperforming Loans to Period-End Loans	0.59%	0.61%	0.57%
Nonperforming Assets to Period-End Assets	0.38%	0.37%	0.38%
Six Month Period Ended
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$14,434		$15,298
Loans Charged-off	504		982
Less Recoveries of Loans Previously Charged-off	143		162
Net Loans Charged-off	361		820
Provision for Loan Losses	963		200
Allowance for Loan Losses, End of Period	$15,036		$14,678
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.06%		0.14%
Provision for Loan Losses to Average Loans, Annualized	0.15%		0.03%